STATEMENT OF KEY HOUSING INVESTMENT TRUST OBLIGATIONS

                              AFL-CIO
                     HOUSING INVESTMENT TRUST
                       DISCLOSURE STATEMENT

       The following written disclosure statement (the "Disclosure Statement") is being provided to you, an investor in the AFL-CIO Housing Investment Trust (the "HIT"), to inform you about your investment in the HIT and your rights and protections as an HIT Participant/investor.

       This Disclosure Statement summarizes and incorporates by reference the information in the HIT's prospectus, statement of additional information and declaration of trust (the "HIT Governing Documents"), and the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act") and the Investment Company Act of 1940, as amended (the "1940 Act") (the 1933 Act, 1934 Act, and 1940 Act shall be collectively referred to as the "Securities Laws"), and the rules thereunder, and does not in any way replace, modify, cancel, or supplement the rights and protections of investors under the HIT Governing Documents and/or the Securities Laws and the rules thereunder. Any investment in the HIT is subject to risks, which are discussed in greater detail in the HIT's prospectus and statement of additional information. This Disclosure Statement is subject to all future changes and amendments to the HIT Governing Documents and/or the Securities Laws and the rules thereunder and will be considered automatically amended by such changes and amendments as they occur and become final.

      DISCLOSURE:

1    HIT ORGANIZATION AND STRUCTURE

1.1 Registered Investment Company. The HIT is registered as an investment company under the 1940 Act, and accordingly is subject to the regulatory authority of the Securities and Exchange Commission (the "SEC").

1.2 Business Trust Status. The HIT is organized in the District of Columbia as a common law business trust.

1.2.1 Many jurisdictions recognize the business trust as a separate legal entity. In those jurisdictions, beneficiaries are not liable for the debts and obligations of the trust.(1)

1.2.2 A few jurisdictions (including Kansas and Texas) do not recognize the business trust as a separate legal entity. In those jurisdictions, beneficiaries may be personally liable for actions of a business trust. However, investors in the HIT would only be liable to the extent that the HIT's assets and insurance were not adequate to satisfy the claims. Moreover, every written contract that the HIT executes includes a provision which states that the contract is not binding on any investor personally and that any person or entity dealing with the HIT can only look to HIT property (and not to any investor) to satisfy any obligation or liability of the HIT under such contract.

1.3  Management of the HIT.

1.3.1 Board of Trustees. Overall management of the HIT is vested in the HIT's Board of Trustees (the "Board"), who are elected by the Participants.
      <FN2> The Board is composed of up to 12 "Union Trustees" (as the term is defined in the HIT's Declaration of Trust), up to 12 "Management Trustees" (as the term is defined in the HIT's Declaration of Trust), and a "Chairman" who must be an individual who is not an officer,
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      trustee or employee of any organization that participates in the HIT.
      The number of Management Trustees may not exceed the number of Union Trustees, unless a Union Trustee dies or resigns before the expiration of his or her term. As of April 30, 2002, none of the members of the Board was an "interested person" as defined under the 1940 Act.<FN3>

1.3.2 Executive Committee. Between meetings of the full Board, currently held twice each year, the Executive Committee of the Board of Trustees, currently consisting of the Chairman, one Union Trustee and one Management Trustee, acts for the Board in overseeing HIT affairs. The Executive Committee meets approximately eight times a year.

1.3.3 Day-to-Day Administration. The Chief Executive Officer, assisted by the other officers of the HIT, is responsible for the HIT's day-to-day administration. The Portfolio Manager, assisted by the Portfolio Management Committee, manages the portfolio to maintain a risk profile comparable to the benchmark index. The Investment Committee reviews and approves proposed investments to ensure that they meet the risk and return requirements of the HIT. Senior staff of the HIT make up the Portfolio Management and Investment Committees. Any proposed single investment or transaction that exceeds $35 million is reviewed by the Executive Committee.

1.4 Code of Ethics. The HIT has adopted a code of ethics, which is designed to prevent fraudulent and deceptive personal trading activity by its investment personnel.<FN4>

1.5 Written Advisory Contracts. Any advisory contract to which the HIT is a party must be in writing, approved by the Board, and ratified by HIT investors.<FN5>

1.6 Compliance with Applicable Laws. All HIT activities must be performed in compliance with all applicable federal, state, and local laws, and with all applicable regulatory requirements.<FN6>

1.7 Eligible Investors. Only "Labor Organizations" and "Eligible Pension Plans" (as those terms are defined in the HIT's Declaration of Trust) are eligible to invest in the HIT. An "Eligible Pension Plan" is a pension plan constituting a qualified trust under Section 401(a) of the Internal Revenue Code or any successor statute thereto which has beneficiaries who are represented by a Labor Organization and the management of which has the discretionary right to invest funds of beneficiaries without the direct intervention or control of those beneficiaries.

2    INVESTOR RIGHTS, PROTECTIONS, AND REMEDIES

      Investors in the HIT have certain rights and protections under the HIT's Governing Documents, the laws of various states regarding business trusts (which may vary from state to state), the 1940 Act and the rules thereunder, the Securities Act of 1933 and the rules thereunder, the Securities Exchange Act of 1934, and the rules thereunder, and all applicable state securities laws and the rules thereunder. These include, but are not necessarily limited to, the following:

2.1 Shareholder Governance. Each investor has the right, in proportion to the investor's ownership interest in the HIT, to (i) elect Board trustees at an annual meeting of HIT Participants expressly called for that purpose, as required under section 16(a) of the 1940 Act; <FN7>
     (ii) ratify selection of the HIT's independent public accountants at the

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      annual meeting of HIT Participants, as required under section 32(a)(1)
      of the 1940 Act;<FN8> (iii) approve any written advisory or underwriting contracts, as required under section 15(a) of the 1940 Act;<FN9>9 and
     (iv)approve any changes in the HIT's fundamental investment policies, as required under section 13(a) of the 1940 Act.<FN10> Any proxies sent in connection with a meeting of HIT Participants must comply with section 20(a) of the 1940 Act and rule 20a-1 thereunder governing the solicitation of proxies by the HIT.<FN11>

2.2 Equal Treatment of HIT Investors. The HIT may not grant to any HIT Participant rights or privileges in relation to its participation interests in the HIT that are additional or different from those that are enjoyed by other similarly situated Participants.<FN12>

2.3 Prior Bad Acts. No person or entity who has been convicted or enjoined for securities related fraud and/or misconduct is permitted to serve as an employee, officer, trustee, adviser, member of an advisory board, depositor or principal underwriter of the HIT.<FN13>

2.4   Prohibited and/or Unlawful Acts.

2.4.1 Exclusive Benefit of the Investor. No part of the HIT that equitably belongs to any investor may be used for any purpose other than for the exclusive benefit of the investor.

2.4.2 Larceny and Embezzlement. Any person who commits larceny, conversion, or embezzlement of HIT's assets will be considered guilty of a federal crime and if convicted will be subject to statutory penalties for the crime.<FN14>

2.4.3 Fraud. It is unlawful for any affiliated person of the HIT, in connection with the purchase or sale of interests in the HIT, to defraud or mislead the HIT and HIT investors.<FN15>

2.4.4 Affiliated Transactions. The HIT may not knowingly lend, purchase or sell property to its affiliates, or engage in other conflict-of-interest transactions with its affiliates.<FN16>

2.4.5 Officers' and Trustees' Liability for Bad Acts. The HIT may not protect, contractually or otherwise, its officers, trustees, and any person or entity acting as the HIT's investment adviser or principal underwriter from liability for such persons' willful misfeasance, bad faith, or gross negligence in the performance of their duties, or by reason of their reckless disregard of their obligations and duties.
      <FN17>

2.5  Remedies for Breach of Fiduciary Duty.

2.5.1 All officers, trustees, advisers, members of an advisory board, depositors and/or principal underwriters of the HIT are subject to federal duties of loyalty and care. The SEC is expressly authorized to bring action against any such persons for breach of these duties.<FN18>

2.5.2 Any investor in the HIT, on behalf of the HIT, or the SEC may bring action against any adviser to the HIT, its affiliates, and/or any of the HIT's officers, trustees, members of an advisory board, depositors, or principal underwriters who have a fiduciary duty concerning compensation for services or other material payments made by the HIT, to challenge allegedly excessive investment advisory fees and other material payments made by HIT.<FN19>
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2.6  Rights of Redemption.

2.6.1 Any investor in the HIT may request and the HIT will accept and proceed to redeem the investor's interests in the HIT. Although the SEC has given the HIT permission to value its assets and accept redemption requests on a quarterly basis, the HIT currently accepts and satisfies redemption requests as of the last business day of each month.<FN20>

      Redemptions will be processed as follows:

2.6.2 An investor may redeem its interests in whole or fractional units.

2.6.3 All redemption requests will be made at net asset value calculated on a monthly basis.

2.6.4 An investor who wishes to redeem its interest(s) in the HIT must submit a redemption request to the HIT in writing and that request must be received by the HIT at least 15 days before the last business day of the month. Requests received less than 15 days before the last business day of the month will be satisfied as of the last business day of the following month.

2.6.5 Redemption requests may be made by facsimile.

2.6.6 If the investor agrees, the HIT may deliver securities, mortgages, or other assets in full or partial satisfaction of a redemption request.

3     AUDIT AND FINANCIAL REPORTS

3.1 Independent Auditors. HIT's annual financial statements are audited by independent public accountants.21 The HIT obtains as part of its annual audit an opinion letter on internal controls. The HIT's current independent public accounting firm is Ernst & Young, LLP.

3.2 Preparation of Financial Statements. All HIT financial statements are prepared in accordance with auditing standards generally accepted in the United States, including Government Auditing Standards, accounting principles generally accepted in the United States, and applicable rules and regulations of the SEC and the U.S. Department of Housing and Urban Development.

3.3 Compliance with HUD Regulations. The HIT's annual audit includes a review of HIT's compliance with applicable HUD regulations, net worth requirements and internal control procedures.

3.4 Compliance with Association of Investment Management and Research (AIMR) Performance Presentation Standards. Annually, the independent public accounting firm, currently, Ernst & Young, issues an opinion on the composite construction requirements and the processes and procedures used to calculate and present performance results in accordance with AIMR.

3.5 Annual Ratification of Auditors by Investors. HIT investors annually ratify the selection of the independent public accountants recommended by the Board of Trustees.<FN22>

3.6 Review of Audit by Legal and Audit Committee. Following the annual audit, the Legal and Audit Committee meets with the independent public accountants outside of the presence of Trust management to review the audit.
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3.7   Review of Audit by Participants. Pursuant to a resolution of the Board of Trustees' Executive Committee, the Legal and Audit Committee gives Participants notice of its post-audit meeting with the independent public accountants and allows Participants to send representatives to attend and ask questions of the independent public accountants.

3.8 Legal and Audit Committee Must Expressly Authorize Non-Audit Services. Pursuant to a resolution of the Board, the HIT's independent public accountants may not provide non-audit related services prior authorization and review from the HIT's Legal and Audit Committee.

4     INSURANCE AND BONDING

4.1 Insurance. HIT currently maintains professional liability insurance coverage with Executive Risk Indemnity Inc. for $10,000,000 and excess coverage with Executive Liability Underwriters for an additional $10,000,000 (for $20,000,000 of total coverage) and general liability insurance coverage with Travelers Indemnity Company for $2,000,000 with an umbrella policy for an additional $5,000,000. HIT also maintains, in accordance with rule 17g-1 of the 1940 Act, a Form 14 Financial Institution Bond for $15,000,000 with the Fidelity and Deposit Trust Company of Maryland. This bond exceeds the minimum amount required under rule 17g-1 of the 1940 Act.23 Copies of the HIT's certificates of insurance for these and other miscellaneous policies will be provided upon request.

4.2 Custodian Insurance. Deutsche Bank Trust Corporation (formerly Banker's Trust Corporation) currently serves as custodian for all HIT investment securities. Through its parent, Taunus Corporation, the custodian currently maintains financial institution blanket bond coverage for $125 million, with a $2 million deductible, which is primarily underwritten by Chubb. The coverage for physical loss of securities while being held on the premises or transported by custodial employees or designated messengers is $500 million, with Lloyds of London as lead underwriter.

5     HIT INVESTMENTS

5.1 Valuation of HIT Investments. The HIT uses readily available independent market sources in order to perform the monthly valuation of its portfolio holdings. For those mortgage securities where there is no readily available market value, the HIT has retained an independent firm to determine the market value of such securities. All investments are value based upon fair market value determined in good faith under procedures approved by the Board.<FN24>

5.2 HIT Investment Goals. The HIT's investment goal is to generate competitive risk-adjusted total rates of return for its investors by investing in fixed-income investments, consisting primarily of mortgage securities. As with any investment fund, there can be no guarantee that the HIT will meet its goals, or that the HIT's performance will be positive over any period of time.

5.3 HIT Investment Restrictions. The HIT's investment activities are governed by the following investment restrictions and policies. Investment policies designated "fundamental" will only be changed with the approval of the holders of a majority of the HIT's outstanding units.<FN25>

5.3.1 Fundamental Investment Policies: Permissible Investments.

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5.3.1.1 Federally Insured or Guaranteed Mortgage Securities; Fannie
        Mae/Freddie Mac-Related Mortgage Securities. The HIT must invest primarily in federally insured or guaranteed mortgage securities and/or mortgage securities that are issued or guaranteed by Fannie Mae or Freddie Mac.

5.3.1.2 State/Local Government Credit-Enhanced Mortgage Securities; Privately Credit-Enhanced Mortgage Securities; Credit-Enhanced Bridge Loans.
        The HIT may invest up to 30% of its assets in mortgage securities that are insured or guaranteed by state or local governments, state or local governmental entities or private entities that are rated A or better by a nationally-recognized rating agency or have evidence of support by a state or local government or agency or instrumentality thereof. The HIT may also invest in state and local government credit enhanced mortgage securities or privately credit-enhanced mortgage securities which have any combination of the types of credit enhancement required for HIT investments, as long as 100% of the principal portion of the investment has acceptable forms of credit enhancement.

5.3.1.3 Treasury, Fannie, Freddie, and FHLB Securities. The HIT may also invest up to 10% of its assets in U.S. Treasury obligations, obligations issued or guaranteed by Fannie Mae, Freddie Mac or the Federal Home Loan Banks and, as long as such obligations are rated in one of the two highest rating categories, obligations backed by Fannie Mae, Freddie Mac, or the Federal Home Loan Banks. (The HIT has no requirement that its Treasury, Fannie, Freddie and FHLB Securities be rated, except for obligations which are backed by, rather than insured or guaranteed by, Fannie, Freddie, or the Federal Home Loan Banks.) All such obligations must have a scheduled maturity of ten years or less.

5.3.2   Fundamental Investment Policies: Investment Restrictions.

5.3.2.1 The HIT will not concentrate its investments in any industry except the real estate industry.

5.3.2.2 The HIT will not permit less than 60% of the mortgage securities acquired by the HIT to be federally insured or guaranteed or issued or guaranteed by Fannie Mae or Freddie Mac with respect to the payment of principal and interest, or in cash or short-term investments.

5.3.2.3 The HIT will not originate or purchase any mortgage security secured by a project involving new construction or rehabilitation unless the buildings, structures, or other improvements to be built on the real estate subject to such mortgage will be built or rehabilitated by 100% union labor.

5.3.3   Additional Investment Restrictions.

5.3.3.1 Senior Securities. The HIT may not issue senior securities, except that the HIT may borrow money from banks where immediately after such borrowing there is an asset coverage of at least 300%. Not more than 50% of the HIT's assets will be used as security for such borrowings.

5.3.3.2 Margin. The HIT may not purchase securities on margin (but the HIT may obtain such short-term credits as may be necessary for the clearance of transactions).

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5.3.3.3 Short-Selling.  The HIT may not sell securities short.

5.3.3.4 Put and Call Options.  The HIT may not write put and call options.

5.3.3.5 Underwriting. The HIT may not underwrite the securities of other issuers except that the HIT may resell to other financing institutions all or a part of the mortgage securities acquired by the HIT in transactions that are exempt from registration under the Securities Act of 1933.

5.3.3.6 Purchase or Sale of Real Estate. The HIT may not purchase or sell real estate (other than real estate mortgage loans and construction loans) except for real estate acquired through the foreclosure of mortgage and construction loans held by the HIT.

5.3.3.7 Purchase or Sale of Commodities and Commodities Future Contracts. The HIT may not purchase or sell commodities or commodities future contracts.

5.3.3.8 Lending. The HIT is prohibited from lending any assets of the HIT except as set forth in the prospectus and statement of additional information.

5.3.3.9 Borrowing. The HIT may not borrow money from banks unless immediately after such borrowing there is an asset coverage of at least 300% of all borrowings of the HIT. Not more than 50% of the HIT assets will be used as security for such borrowings. This borrowing provision is not for investment leverage, but primarily to facilitate management of the portfolio by enabling the HIT to meet redemption requests and to make advances on construction loans securing Mortgage Securities and to meet outstanding HIT commitment obligations (and, on occasion, to make income distributions) when available HIT cash is insufficient for such purposes and the liquidation of investments is deemed to be inconvenient or disadvantageous. Interest paid by the HIT on borrowed funds will decrease the amount of HIT assets available for investment.

5.3.3.10 Commodities; Commodity Contracts; Oil, Gas and Mineral Leases; and Arbitrage Transactions. The HIT may not invest in commodities, commodity contracts, oil, gas or other mineral leases, or arbitrage transactions.

5.3.3.11 Overall Liquidity. The HIT may not invest more than 10% of the HIT's assets in investments that are not readily marketable and convertible into cash within 120 days without a discount from their market value.<FN26>

6        REPORTS

         Participants in the HIT are provided, either routinely or upon request, certain information and/or reports relating to the HIT (the "HIT Reports"). If specifically requested by an investor, the HIT will consider an initial request for a HIT Report to be a continuing request for such HIT Report either (i) at time intervals that are agreed upon between the investor and the HIT, or (ii) as such HIT Report is updated or amended.

6.1      HIT Reports That Are Provided To Investors On A Routine Basis.

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6.1.1    Current Prospectus.  As required to be filed with the SEC, the prospectus offers interests in the HIT to current or prospective investors and, in connection therewith, provides such current and prospective investors with essential information about the HIT.27

6.1.2 Annual Reports. As required to be filed with the SEC, the annual report provides current or prospective HIT investors with the following information for the period covered by the report: balance sheet, amounts and values of portfolio securities, statement of operations, statement of changes in net assets, per share data, and information relating to matters that have been submitted to a HIT Participant vote, and the HIT's financial statements.28

6.1.3 Semi-Annual Reports. As required to be filed with the SEC, the semi annual report provides current or prospective HIT investors with the following information for the period covered by the report: balance sheet, amounts and values of portfolio securities, statement of operations, statement of changes in net assets, per share data, and information relating to matters that have been submitted to a HIT Participant vote, and the HIT's financial statements.29

6.1.4 Monthly Activity Reports. Subsequent to each monthly portfolio valuation, the HIT has provided to each Participant a statement reflecting changes in net asset value, earnings, rates of return and the fair market value of the Participant's holdings.

6.1.5 Periodic Newsletter of the AFL-CIO Investment Program: "Investor." The HIT has sent to all Participants copies of the "Investor," a newsletter, published approximately four times per year, reporting on the affairs of the HIT and the other funds associated with the AFL-CIO Investment Program.

6.2      HIT Reports That Are Provided To Investors Upon Request.

6.2.1 Statement of Additional Information. A statement of additional information, required to be filed with the SEC, provides information about the HIT to current and prospective HIT investors which is not included in the prospectus, including information regarding the HIT's history, investments, risks, management, control persons, investment advisory services, calculation of performance data, and audited financial statements.30

6.2.2 Reports of Independent Auditors. Independent auditors' reports state the auditors' opinions with respect to the HIT's financial statements and the accounting principles and practices reflected therein.31 These reports also include the auditors' opinion letter on internal controls.

6.2.3 Information Regarding Fees and Expenses. The HIT has generally computed its ratio of expenses to average net assets on a monthly basis, and will make that information available to Participants upon request.

6.2.4 Benchmark Comparisons. The HIT has generally compared the HIT's total gross rate of return to the Lehman Brothers Aggregate Bond Index on a monthly basis, and will make that information available to Participants upon request.

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6.2.5    Information Regarding HIT's Activities in Specific Geographic Areas.
         When requested, the HIT has provided Participants with information concerning projects in specified geographic areas in which the Trust has invested and other activities undertaken by the Trust in specified geographic areas.

6.2.6 Miscellaneous Materials. The HIT provides Participants, upon request, with press releases, miscellaneous reports produced by Trust staff, and other materials concerning HIT's activities.

Additional information regarding the items discussed in this Disclosure Statements can be found in the HIT Governing Documents (which are available upon request without charge) and the Securities Laws. You may request any of the HIT Governing Documents or HIT Reports (defined above) by contacting the HIT at (202) 331-8055.

                     ACKNOWLEDGMENT AND AGREEMENT

       HIT provides this Disclosure Statement on the conditions that: (i) it summarizes information in the HIT Governing Documents, the Securities Laws and the rules thereunder relating to an investor's investment in the HIT, (ii) it incorporates by reference the HIT Governing Documents and the Securities Laws and the rules thereunder, as they are amended from time to time, and (iii) it does not create any additional investor rights or protections that are not already available to the investor under the HIT Governing Documents and/or the Securities Laws and the rules thereunder.


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Date                                          Authorized Signature of HIT

     Investor acknowledges receipt of the Disclosure Statement and agrees that the Disclosure Statement (i) summarizes information in the HIT Governing Documents, the Securities Laws and the rules thereunder relating to an investor's investment in the HIT, (ii) incorporates by reference the HIT Governing Documents and the Securities Laws and the rules thereunder, as they are amended from time to time, and (iii) does not create any additional investor rights or protections that are not already available to the investor under the HIT Governing Documents and/or the Securities Laws and the rules thereunder.

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Date                                       Authorized Signature of Participant

1    For example, in New York, a business trust has been referred to as a quasi-legal entity, separate and distinct from the members who compose it. 15A NY JUR. 2D Business Relationships Section 1331 (1996). See also Brown v. Bedell, 263 NY 177, 186 (1934) ("The exemption of the members of a business trust from personal liability for its debts has been recognized in New York").

2    Investment Company Act of 1940, Section 16(a).

3    Investment Company Act of 1940, Sections 2(a)(19) and 10(a).

4    Investment Company Act of 1940, Rule 17j-1(c).

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5    Investment Company Act of 1940, Section 15(a).  Currently, the only advisory contract to which the HIT is a party is with Wellington Management Company, LLP, a registered investment adviser who has been given responsibility for managing some of the HIT's short-term investments with a scheduled maturity not to exceed 24 months. Wellington Management provides investment advisory services to investment companies, employee benefit plans, endowment funds, foundations and other institutions. As of December 31, 2001, the value of all Short-Term Investments managed by Wellington Management for the HIT was approximately $17.1 million, which represented 0.62 percent of the HIT's assets at that date.

6    These requirements include the duty of best execution in all transactions. This common law agency principle has been incorporated into the antifraud provisions of the federal securities laws through judicial and Securities and Exchange Commission decisions. See Newton
      v. Merrill, Lynch, Pierce, Fenner & Smith, 135 F. 3rd 266,270 (3rd Cir.
      1996).

7    Investment Company Act of 1940, Section 16(a).

8    Investment Company Act of 1940, Section 32(a).  The SEC, in promulgating rules under authority of the 1940 Act, permits an investment company, if it takes certain steps with regard to the authority and structure of the audit committee, to allow final , selection of the independent public accountants by the board of directors (i.e., without submitting the selection to the investors for ratification). See SEC Rule 32a-4. The HIT has chosen to leave the authority to ratify the selection of independent public accountants with its investors.

9    Investment Company Act of 1940, Section 15(a).

10   Investment Company Act of 1940, Section 13(a).

11   Investment Company Act of 1940, Section 20(a) and Rule 20a-1.

12   Investment Company Act of 1940, Sections 18(f)(1), (g) and (i).

13   Investment Company Act of 1940, Section 9.

14   Investment Company Act of 1940, Section 37.

15   Investment Company Act of 1940, Section 17(j).

16   Investment Company Act of 1940, Section 17(a).

17   Investment Company Act of 1940, Sections 17(h) and (i).

18   Investment Company Act of 1940, Section 36(a).

19   Investment Company Act of 1940, Section 36(b).

20   AFL-CIO Pooled Investment Trust, Investment Company Act Release Nos.
      12303 (March 17, 1982)  (notice of application) and 12387 (April 21,
      1982) (order).  Cf. Investment Company Act of 1940, Section 22(e).

21   SEC Regulation S-X, Rule 2-01, 17 CFR 210.2-01.


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22   Investment Company Act of 1940, Section 32(a). As noted above, the SEC, in promulgating rules under authority of the 1940 Act, permits an investment company, if it takes certain steps with regard to the authority and structure of the audit committee, to allow final , selection of the independent public accountants by the board of directors (i.e., without submitting the selection to the investors for ratification). See SEC Rule 32a-4. The HIT has chosen to leave the authority to ratify the selection of independent public accountants with its investors.

23   Investment Company Act of 1940, Rule 17g-1.

24   Investment Company Act of 1940, Section 2(a)(41).

25   Investment Company Act of 1940, Section 13(a).

26   In addition to the limitation on illiquid investments contained in the
      HIT Governing Documents, HIT investment practices with respect to illiquid investments are also limited by SEC guidelines. In administering the Investment Company Act of 1940 the SEC has adopted guidelines under which the "usual limit on aggregate holdings by an open-end investment company of illiquid assets is fifteen percent of its net assets." The SEC guidelines define "an illiquid asset" as "any asset which may not be sold or disposed of in the ordinary course of business within seven days at approximately the value at which the mutual fund has valued the investment." SEC Guide 4 to Form N-1A, Investment Company Act Release No. 18612 (Mar. 12, 1992).

27   Investment Company Act of 1940, Section 24; Form N-1A, Part A.

28   Investment Company Act of 1940, Section 30; Rule 30e-1.

29   Investment Company Act of 1940, Section 30; Rule 30e-1.

30   Investment Company Act of 1940, Section 24; Form N-1A, Part B.

31   Regulation S-X, Rule 2-02.